Exhibit 3.29

FILED
In the Office of the
Secretary of State of Texas

SEP 17 2002

Corporations Section

CERTIFICATE OF LIMITED PARTNERSHIP
OF
KHH TEXAS TRADING COMPANY L.P.

The undersigned, being the sole general partner of a limited partnership (the “Partnership”) formed under the Texas Revised Limited Partnership Act, Article 6132a-1 of the Revised Civil Statutes of the State of Texas, hereby states as follows:

1.         The name of the Partnership is KHH Texas Trading Company L.P.

2.         The registered office of the Partnership is 350 North St. Paul Street, Dallas, Texas 75201; and the name of the registered agent of the Partnership for service of process at such address is CT Corporation System.

3.         The address of the principal office in the United States where records of the Partnership are kept or made available as required by Section 1.07 of the Texas Revised Limited Partnership Act, is:

1422 West Main Street, Suite 206
Lewisville, Texas 75067.

4.         The sole general partner of the Partnership and the mailing address and the street address of the business or residence of such general partner is:

Kimball Hill Homes Dallas Operations, L.L.C.
1422 West Main Street, Suite 206
Lewisville, Texas 75067

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership on and as of September 16, 2002.

Kimball Hill Homes Dallas Operations, L.L.C., a Texas limited liability company

By:	/s/ David K. Hill
David K. Hill Manager

STATE OF ILLINOIS	)
	)	SS:
COUNTY OF COOK	)

I, Theresa Wolski, a notary public do hereby certify that on this 6th day of April, 1989, personally appeared before me James A. Moehling who being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.

/s/ Theresa A. Wolski
Notary Public

“OFFICIAL SEAL” THERESA A WOLSKI Notary Public, State of Illinois My Commission Expires May 26, 1991